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                                                                    Exhibit 15.1

October 1, 2001

PartnerRe Ltd.
96 Pitts Bay Road
Pembroke HM 08

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended March 31, 2001 and 2000, and June 30, 2001 and 2000, as indicated in our reports dated May 7, 2001, and August 6, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ DELOITTE & TOUCHE
Hamilton, Bermuda